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                                                                    EXHIBIT 99.1

Contacts:

Sher Hoff                                             Burns McClellan
Shareholder Relations                                 Reagan Codner - Investors
Connetics Corporation                                 212-505-1919
415-843-2800                                          Audra Nass - Media
                                                      415-352-6262

                              For Immediate Release

                CONNETICS ANNOUNCES RESULTS OF PHASE II TRIAL OF
                              CONXN(TM) IN SCLERODERMA

PALO ALTO, Calif. -- June 5, 1997 -- Connetics Corporation (Nasdaq: CNCT) announced today positive results of Phase II data which suggest ConXn(TM) (recombinant human relaxin H2) may be an effective treatment for scleroderma, a life threatening connective tissue disorder for which there is currently no treatment. This represents the first controlled clinical study to show positive results in the treatment of scleroderma.

The double-blind, placebo-controlled study involved 64 patients randomized into one of two treatment groups (25 or 100 ug/kg/day), or placebo. In the group receiving a dose of 25 ug/kg/day statistical significance was found in skin score improvement, the primary clinical endpoint, and positive trends were seen in all other parameters. As suggested by previous studies, the higher dose had no effect on the treatment group compared to placebo.

"We are encouraged by these results, which corroborate earlier dose response trials of ConXn's effect on connective tissue turnover via its effects on collagen and collagenase production," stated Scott Harkonen, M.D., Senior Vice President, Product Development and Operations, of Connetics. "Based on these data, we are committed to the continued development of ConXn for scleroderma, a devastating and currently untreatable disease."

Connetics is continuing its analysis of the data and will meet with clinical investigators and the Food and Drug Administration (FDA) to finalize its plans for continued development, leading to product approval, of ConXn. The Phase II data has been submitted for presentation at the American Academy of Rheumatology Annual Meeting in November.

"This is the first ever prospective, controlled trial of a potentially disease-modifying agent for scleroderma that has produced positive results. This offers a real ray of hope for the tens of thousands of Americans with this disease," stated Dr. James R. Seibold, M.D., University of Medicine & Dentistry of New Jersey, Robert Wood Johnson Medical School.

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Scleroderma is a serious connective tissue disease resulting from an excessive production of collagen. The disease afflicts approximately 300,000 patients in the U.S. alone, 80 percent of whom are women. In its severe form (which affects approximately 60,000 patients), the disease results in hardening of the skin and internal organs, and is fatal in 50 to 70 percent of cases within five years.

Connetics Corporation, headquartered in Palo Alto, California, is focused on the acquisition, development and marketing of products in the areas of rheumatology and dermatology. Ridaura(R) (auranofin) is a treatment for rheumatoid arthritis that Connetics acquired from SmithKline Beecham. Several other products are under development: gamma interferon for the treatment of severe atopic dermatitis and keloids; betamethasone mousse for the treatment of scalp psoriasis and other scalp dermatoses; ConXn(TM) (relaxin) for the treatment of scleroderma and other fibrotic conditions; and TCR vaccines for the treatment of rheumatoid arthritis and multiple sclerosis. In March 1997, the Company's board of directors approved a change in the Company's name from Connective Therapeutics, Inc. to Connetics Corporation, which was approved by the Company's stockholders at its annual meeting on May 14, 1997.

Special Note: The third and fifth paragraphs of this news release contain forward-looking statements that involve risks and uncertainties that could cause actual results or events to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, without limitation, the unpredictability of clinical trials and risks associated with product development. These and other factors are discussed in more depth in Connective's (also known as Connetics) Form 10-K for the year ended December 31, 1996 under the heading Additional Factors That May Affect Future Results.

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